EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Agreement of Phoenix Technologies Ltd. of our reports dated December 13, 2006, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd., Phoenix Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

December 27, 2006